Exhibit 99.1

Contacts: Investors and Analysts: Jackson Kelly T +01 404.676.7563 Media: Kent Landers T +01 404.676.2683 pressinquiries@na.ko.com	The Coca-Cola Company Global Public Affairs & Communications Department P.O. Box 1734 Atlanta, GA 30301 T +01 404.676.2683

THE COCA-COLA COMPANY REPORTS
SECOND QUARTER AND YEAR-TO-DATE 2011 RESULTS

Second quarter performance ahead of Company long-term growth targets

Global volume and value share gains realized in total nonalcoholic ready-to-drink (NARTD) beverages and across both sparkling and still beverages

•                  Strong worldwide volume growth of 6% in both the quarter and year-to-date, with growth across all five geographic operating groups.  Excluding new cross-licensed brands, primarily Dr Pepper brands, worldwide volume was up 5% in both the quarter and year-to-date.  International volume was up 6% in the quarter and year-to-date.

•                  North America volume was up 4% in the quarter and grew 5% year-to-date.  Excluding new cross-licensed brands, North America volume was even in the quarter and grew 1% year-to-date.

•                  Worldwide volume growth was led by brand Coca-Cola, up 4% in the quarter and up 3% year-to-date.

•                  Second quarter reported EPS was $1.20, up 18%, with comparable EPS at $1.17, up 10% and ahead of our long-term growth target.  Year-to-date reported EPS was $2.02, up 18%, with comparable EPS also at $2.02, up 9%.

•                  Second quarter reported net revenue and comparable net revenue were both $12.7 billion, up 47%, reflecting solid growth in concentrate sales, a 6% currency benefit, positive price/mix and the acquisition of Coca-Cola Enterprises’ (CCE) North American operations in the fourth quarter of 2010.  Year-to-date reported net revenue and comparable net revenue were both $23.3 billion, up 44%.

•                  Second quarter reported operating income was $3.2 billion, up 15%, with comparable operating income of $3.4 billion, up 18%, reflecting strong top-line performance, a 6% currency benefit and the acquisition of CCE’s North American operations, partially offset by increased commodity costs.  Year-to-date reported operating income was $5.5 billion, up 10%, with comparable operating income of $5.9 billion, up 14%, including a 4% benefit from currency.

•                  Coca-Cola Refreshments (CCR) integration efforts are on plan, with expected 2011 net cost synergies of $140 to $150 million.

•                  Company-wide productivity initiatives are well on track to slightly exceed the upper end of our original targeted range of $400 to $500 million in annualized savings by year-end 2011, the final year of the four-year program.

ATLANTA, July 19, 2011 — The Coca-Cola Company reports strong second quarter and year-to-date 2011 operating results, meeting or exceeding our long-term growth targets and gaining volume and value share in total NARTD beverages.  Reported worldwide volume grew 6% in both the quarter and year-to-date.  Excluding new cross-licensed brands in North America, primarily Dr Pepper brands, worldwide volume grew 5% in the quarter and year-to-date.  We achieved broad-based volume growth in the quarter across each of our five geographic operating groups, with growth of 7% in Eurasia and Africa, 7% in Pacific, 6% in Latin America, 5% in Europe and 4% in North America.  Excluding new cross-licensed brands, North America volume was even in the quarter and grew 1% year-to-date.

In the quarter and year-to-date, we grew global volume and value share in NARTD beverages, with share gains across most beverage categories.  We continued to see growth in sparkling beverages, with worldwide brand Coca-Cola volume growth of 4% in the quarter driven by a number of global markets, including 24% in China, 17% in Russia, 7% in Mexico, 7% in France, 6% in Germany and 2% in Japan.  Worldwide sparkling beverage volume grew 5% in the quarter (4% excluding new cross-licensed brands in North America), with international sparkling beverage volume growing 5%.

Worldwide still beverage volume grew 7% in the quarter, led by growth across the portfolio, including juices and juice drinks, sports drinks, ready-to-drink teas, energy drinks and water brands.  Still beverage volume in the quarter grew 10% internationally and 1% in North America.  Minute Maid Pulpy continues to expand globally and achieved 35% growth in the quarter.  Water grew 10% in the quarter with a focus on innovative and sustainable immediate consumption packaging like our PlantBottle™ in the U.S. and our Eco Crush bottle for the I LOHAS brand in Japan.

Muhtar Kent, Chairman and CEO of The Coca-Cola Company, said, “We are pleased with our second quarter performance results.  We completed the second quarter of 2011, and the sixth quarter of our 2020 Vision, by delivering results ahead of our long-term growth targets.  Importantly, we are delivering these strong results at a time when global macroeconomic conditions are at best mixed.  This serves to underscore how, together with our global bottling partners, we are decisively investing in the future and executing our 2020 Vision from a position of real strength.

“Even as consumers around the world continue to feel the impact of a slow economic recovery, they increasingly choose our brands to refresh themselves at a rate of over 1.7 billion servings each and every day.  Our strong revenue and profit results, combined with our worldwide share gains and positive price/mix, attest to the strength of our global system.  With our 2020 Vision as our roadmap, we continue to sharpen our focus on execution by getting very clear on those priority actions we need to take to deliver in the near term while also preparing for 2020 today.

“During this past quarter, we officially celebrated Coca-Cola’s 125th anniversary.  And while it is wonderfully rewarding to celebrate our past, we remain constructively discontent and resolutely focused on our future.  Our proven track record of creating value over time is a testament to this dynamic commercial enterprise and business that has just begun to reach its potential.  That is why, as we look ahead to 2020 and beyond, we remain confident in our ability to achieve our long-term targets and to deliver sustainable profitable growth and value for our shareowners.”

OPERATING REVIEW

	Three Months Ended July 1, 2011
	% Favorable / (Unfavorable)
	Unit Case Volume	Net Operating Revenues	Operating Income	Comparable Currency Neutral Operating Income

Total Company	6	47	15	12

Eurasia & Africa	7	15	8	10
Europe	5	10	4	(1)
Latin America	6	13	17	8
North America	4	141	46	62
Pacific	7	21	21	10
Bottling Investments	0	5	(23)	(21)

	Six Months Ended July 1, 2011
	% Favorable / (Unfavorable)
	Unit Case Volume	Net Operating Revenues	Operating Income	Comparable Currency Neutral Operating Income

Total Company	6	44	10	10

Eurasia & Africa	8	11	6	7
Europe	3	4	2	(1)
Latin America	7	15	18	10
North America	5	142	29	47
Pacific	6	12	8	6
Bottling Investments	(1)	1	(21)	(22)

Eurasia & Africa

•                  Our Eurasia and Africa Group’s volume increased 7% in the quarter, with year-to-date volume up 8%.  Reported net revenue for the quarter increased 15%, reflecting a 6% increase in concentrate sales, positive price/mix of 6% and a currency benefit of 3%.  Concentrate sales in the quarter slightly lagged unit case volume due to timing of shipments and the cycling of a prior year change in supply point.  Reported operating income increased 8% in the quarter.  Comparable currency neutral operating income increased 10% in the quarter driven by the increase in revenue and improved gross margin due to business mix, partially offset by increased investments in the business.

•                  In Eurasia and Africa, sparkling beverages grew 6% in the quarter, with brand Coca-Cola growing 8%, and still beverages grew 14%.  Eurasia and Africa grew volume share and maintained value share in total NARTD beverages.  Excluding the acquired Nidan juice volume, still beverages grew 9% in the quarter.  Volume in Russia, including Nidan, was up 9% in the quarter and 16% year-to-date, and we gained volume and value share in total NARTD beverages.  Brand Coca-Cola posted its sixth consecutive quarter of double-digit growth in Russia, up 17% in the second quarter and led by a fully integrated marketing campaign.  Despite geopolitical challenges in the region, volume in our Middle East and North Africa business unit grew 8% in the quarter.  Sub-Saharan Africa volume grew 6%.  Volume in Turkey was up 12% driven by 5% growth in brand Coca-Cola.  India volume grew 8% in the quarter, our 20th consecutive quarter of growth, while cycling 22% volume growth in the prior year quarter.

Europe

•                  Our Europe Group’s volume in the quarter grew 5%, with year-to-date volume up 3%.  Reported net revenue for the quarter grew 10%, with 4% concentrate sales growth and a 7% currency benefit partially offset by unfavorable price/mix.  Revenue and price/mix this quarter continued to be impacted by a change in the system value split with our wholly owned bottler in Germany, implemented in third quarter 2010.  The system value split unfavorably impacted price/mix by 1% in the second quarter. Reported operating income was up 4% in the quarter.  Comparable currency neutral operating income declined 1% in the quarter due to the change in the system value split and the cycling of prior year marketing expenses, partially offset by positive volume growth and pricing in Northwest Europe and Nordics.

•                  Volume growth in the quarter was positive across all business units, driven by 7% growth in Germany, mid single-digit growth in Central and Southern Europe as well as in Northwest Europe and Nordics and 3% growth in Iberia.  Volume this quarter benefited from the Easter holiday and favorable weather.  Sparkling beverage volume grew 5% in the quarter.  Brand Coca-Cola grew 6% and Coca-Cola Zero grew 17% in the quarter as we leveraged Coca-Cola’s 125th anniversary campaign as well as our continued focus on driving revenue growth management.  Our still beverages in Europe continued to grow, up 5%, driven by tea, energy drinks and water.  We realized NARTD share gains across Europe including France, Germany and Great Britain.

Latin America

•                  Our Latin America Group’s volume grew 6% in the quarter, with year-to-date volume up 7%.  Reported net revenue for the quarter increased 13%, reflecting concentrate sales growth of 5%, a 7% currency benefit and positive price/mix of 4%.  This growth in reported net revenue was partially offset by the effect of structural changes as a result of the sale of our 50% ownership in Leao Junior resulting in its deconsolidation effective third quarter 2010.  Reported operating income was up 17% in the quarter, with comparable currency neutral operating income up 8%, primarily reflecting favorable volume growth and pricing, partially offset by continued investments in the business.

•                  Strong volume growth in the quarter was led by 10% growth in Mexico and 7% growth in the South Latin Region.  Brazil volume was up 1% in the quarter.  Sparkling beverages grew 5% in both the quarter and year-to-date, driven by continued growth of brand Coca-Cola, up 4% in the quarter in Latin America and up 7% in Mexico.  Trademark Sprite was up 8% in the quarter and 7% year-to-date.  Still beverages grew 13% in the quarter and 15% year-to-date.  This growth was driven by a strong focus on immediate consumption transactions through continued investments in cold drink equipment and refillable packaging.

•                  During the quarter, the Latin America Group gained volume and value share in total NARTD beverages, driven by volume and value share gains in both sparkling and still beverages.  In a quarter marked by poor weather and rising food inflation, Brazil’s focus on single-serve and returnable packaging resulted in continued volume and value share gains in both sparkling and still beverages, including strong gains in juices and juice drinks and sports drinks.  Mexico also posted strong volume and value share growth in the quarter in total NARTD, sparkling and still beverages.

Still beverage gains were driven by juices and juice drinks, sports drinks and ready-to-drink teas.

North America

•                  Our North America Group’s volume grew 4% in the quarter and 5% year-to-date.  Excluding new cross-licensed brands, primarily Dr Pepper brands, North America organic volume was even in the quarter and up 1% year-to-date, with continued volume and value share gains across total NARTD beverages.  Reported net revenue for the quarter increased 141%, primarily reflecting the acquisition of CCE’s North American operations.  Concentrate sales growth was 3% (including new cross-licensed brands).  We achieved 1% to 2% positive retail pricing in the quarter and remain committed to achieving 3% to 4% retail pricing in the second half of the year to help offset higher commodity costs.  Second quarter reported operating income grew 46%.  Comparable currency neutral operating income grew 62% in the quarter, primarily reflecting the acquisition of CCE’s North American operations and growth in the underlying business, partially offset by higher commodity costs and the timing of marketing expenses as we conformed the newly acquired North American bottling business to our accounting policies.

•                  Sparkling volume was up 6% in both the quarter and year-to-date.  Excluding new cross-licensed brands, principally Dr Pepper, organic volume for sparkling beverages declined 1% in the quarter and year-to-date, impacted by the cycling of prior year customer-funded promotional activity and a continued challenging economic environment.  We gained sparkling beverage volume and value share in the quarter.  Coca-Cola Zero delivered double-digit volume growth for the 21st consecutive quarter, up 12%, driven by strong marketing and continuing growth in foodservice.  Fanta grew for the fourth consecutive quarter, up 7%, with strong retail activation.

•                  North America still beverage volume grew 1% in the quarter and 4% year-to-date, led by Powerade growth of 9% and Gold Peak tea growth of 38% in the quarter.  During the quarter, we gained volume share and maintained value share in total still beverages, with volume and value share gains across multiple still beverage categories, including sports drinks, energy drinks, ready-to-drink teas and coffees, and packaged water.  Overall the juice category was soft in the quarter as we led industry pricing to offset commodity costs, while still growing Simply and expanding the availability of single-serve packaging.  Both vitaminwater zero and smartwater continued to grow double digits in the quarter.

Pacific

•                  Our Pacific Group’s volume grew 7% in the quarter, with year-to-date volume up 6%.  Second quarter results were driven by 21% growth in China and 16% growth in South Korea.  Concentrate sales for the quarter reflect bottler inventory growth in China and Japan in advance of the peak summer selling season as well as Japan bottlers replenishing inventory losses experienced as a result of the natural disasters earlier this year.  This was partially offset by a reduction in concentrate sales as a result of the transition to a new supply point in Southeast Asia.  Reported net revenue for the quarter grew 21%, primarily reflecting 13% concentrate sales growth and an 11% currency benefit partially offset by unfavorable 3% price/mix.  Reported net revenue includes the positive impact of Japan bottlers replenishing inventory in the quarter after the natural disasters earlier this year.  Reported operating income increased 21% in the quarter.  Comparable currency neutral operating income grew 10% in the quarter, reflecting higher concentrate sales due to the Japan inventory replenishment and timing of marketing expenses.

•                  Japan volume grew 1% in the quarter, reflecting the progress our Japan business has made in recovering from the earthquake and tsunami.  Brand Coca-Cola was up 2% in the quarter on continued solid momentum for the brand, driving share gains in core sparkling beverages.  Single-serve I LOHAS water has become the leader in overall value in packaged water, driving strong volume and value share gains in the quarter, and Ayataka green tea was up 72% in the quarter as a result of the brand’s renewal in March.  We still anticipate challenges in the remainder of the year as we continue to execute our Japan business plan to ensure we are meeting evolving customer and consumer needs.

•                  China volume grew 21% in the second quarter, driven by a renewed focus on core brands, continued distribution gains and expansion of cooler facings.  Sparkling beverages achieved strong volume growth of 23%, driven by growth in brand Coca-Cola.  In addition, Minute Maid Pulpy grew 36% in the quarter, supported by the “Burst of China Joy” integrated marketing campaign.  As a result, we gained volume and value share in sparkling beverages and juices and juice drinks.  As our business and the industry in China continue to evolve, we are introducing a wider variety of packages to promote affordability and enhance the consumer experience with our brands, all with a focus to drive increased transactions and profitable growth and to continue building brand equity with consumers.

Bottling Investments

•                  Our Bottling Investments Group’s volume grew 5% in the quarter on a comparable basis after adjusting for the effect of structural changes, principally the sale of the Norway and Sweden bottlers.  Reported volume was even in the quarter.  The growth in comparable volume was primarily driven by China, Germany and India.  Reported net revenue for the quarter grew 5%.  This reflects the 5% growth in unit case volume, positive price/mix of 4% and a currency benefit of 7%, partially offset by the effect of the structural changes.  Reported operating income in the quarter declined 23%.  Comparable currency neutral operating income declined 21% in the quarter.  Excluding the impact of structural changes, comparable currency neutral operating income declined 2%.  This reflects the increase in revenues and change in the system value split in Germany as well as the benefits of disciplined capital investments and expense management, offset by higher commodity costs and continued investments in our in-market capabilities.

FINANCIAL REVIEW

Second quarter reported net revenue was up 47%, with comparable net revenue also up 47%.  This reflects a 6% increase in concentrate sales, a 6% currency benefit, positive price/mix and the acquisition of CCE’s North American operations, partially offset by the effect of structural changes.  Concentrate sales in the quarter were broadly in line with unit case volume.  The positive price/mix in the quarter reflects international and Bottling Investments Group price/mix of 2%.  In addition, we achieved 1% to 2% positive retail pricing in North America, with additional incremental pricing programs in place for the second half of 2011 that will enable us to deliver 2% to 3% positive retail pricing for the full year in North America.  This reflects our fundamental belief in executing pricing within a disciplined commercial framework that considers rate increases in concert with occasion-based package mix levers, balancing overall category health with volume, value and pricing growth.  As a result, we grew global NARTD value share for the 16th consecutive quarter, driven by global share growth across sparkling and still beverages.

Reported cost of goods sold was up 69% in the quarter.  Comparable cost of goods sold was up 68% in the quarter, driven by a 6% increase in concentrate sales, a 6% currency impact and the acquisition of CCE’s North American operations, partially offset by the impact of structural changes, principally the sale of the Norway and Sweden bottlers.  Higher commodity costs, particularly in our finished goods businesses in the Bottling Investments Group and Coca-Cola Refreshments, continue to impact cost of goods sold as well.  Items affecting comparability primarily included gains on commodities hedging.

Reported SG&A expenses increased 54% in the quarter.  Comparable SG&A expenses increased 53% in the quarter.  This increase reflects a 6% currency impact and was primarily driven by the acquisition of CCE’s North American operations, including the timing of marketing expenses, which will primarily reverse in the fourth quarter, as we conformed the newly acquired North American business to our accounting policies.  The increase also reflects our continued investment behind our bottling operations.  Structural changes, principally the sale of the Norway and Sweden bottlers, reduced comparable currency neutral SG&A expenses by 5%.

The Company has expanded certain commodity hedging programs as a result of our acquisition of CCE’s North American business. The Company uses derivatives as economic hedges to mitigate such risks as those associated with commodities and currency exposure.  As a result of the expansion of our commodity hedging programs, in the fourth quarter of 2010 we began to exclude the impact of the net mark-to-market adjustments related to these economic hedges from our non-GAAP financial information until the period in which the underlying exposure being hedged impacts our consolidated statement of income.  This quarter we included $26 million of previously excluded net gains, primarily related to commodities hedging.  These gains are reflected in the Reconciliation of GAAP and Non-GAAP Financial Measures schedule.

Second quarter reported operating income increased 15%, with comparable operating income up 18%.  Items affecting comparability reduced second quarter operating income by $177 million in 2011 and by $78 million in 2010.  In both years these items included restructuring charges and costs related to global productivity initiatives as well as costs related to the CCE transaction.  Currency had a 6% benefit on comparable operating income in the quarter partially offsetting the impact of increased commodity costs.  Including our hedge positions and the cycling of our prior year rates, we estimate currencies will have a mid single-digit positive benefit on operating income for the full year.

On a year-to-date basis, our share repurchases now stand at $1.1 billion, although some of these repurchases have been offset by other treasury stock activity, primarily related to the exercise of employee stock options.  We were not buying shares under our share repurchase program for most of the quarter as we considered strategic alternatives.  However, we are planning to purchase at least $2.5 billion in shares under our existing share repurchase program by year end.

Second quarter reported EPS was $1.20, an increase of 18%, with comparable EPS at $1.17, up 10% and ahead of our long-term growth target.  Items affecting comparability increased second quarter 2011 reported EPS by $0.03 and decreased second quarter 2010 reported EPS by $0.04.  In both years these items included restructuring charges and costs related to global productivity initiatives as well as the CCE transaction.  Second quarter 2011 reported EPS also included a one-time non-cash gain of $0.09 on the adjustment to fair value of our investment in Mexican bottler Grupo Continental S.A.B. (Contal).  As a result of the merger between Contal and Embotelladoras Arca, S.A.B. de C.V. (Arca), our shares of Contal were converted into shares of the new entity Arca Continental, S.A.B de C.V. (Arca Contal).  Accounting standards required that we adjust the carrying value of our investment to fair value, and the non-cash gain can be found on the Reconciliation of GAAP and Non-GAAP Financial Measures schedule.  We continue to hold our shares in Arca Contal; however, since our ownership percentage in the combined company has been reduced, we no longer apply the equity method of accounting.

We estimate that the sale of the Company’s stake in Chilean bottler Coca-Cola Embonor S.A. in first quarter 2011 and the change in accounting resulting from the merger of Arca and Contal in the second quarter will decrease equity income by approximately $0.01 on a full-year basis.  Additionally, we continue to anticipate challenges in the remainder of the year in Japan as a result of the natural disasters earlier this year that we estimate will have a dilutive $0.03 to $0.05 impact on full-year comparable EPS.  This impact will be primarily observed in the third and fourth quarter.

Cash from operations was $3.6 billion for the first six months of the year as compared to $4.3 billion in the prior year, a decrease of 15%.  This difference primarily reflects additional pension funding made in the first quarter as well as the effect of the acquisition of CCE’s North American operations, which historically use a larger proportion of working capital in the first half of the year.  After adjusting for the impact of the additional pension contribution in the first quarter, cash from operations would have increased 2%.

Net cash provided by financing activities was $30 million year-to-date, while net cash used in financing activities was $1,875 million in the prior year.  This fluctuation primarily represents proceeds from net debt issuances year-to-date, partially offset by share repurchases.

Effective Tax Rate

The reported effective tax rate for the quarter was 26.1%.  The underlying effective tax rate on operations for the quarter was 24.0%.  The variance between the reported tax rate and the underlying tax rate was due to the tax effect of various items impacting comparability, separately presented in this document in the Reconciliation of GAAP and Non-GAAP Financial Measures schedule.

Our underlying effective tax rate does not reflect the impact of significant or unusual items and discrete events, which, if and when they occur, are separately recognized in the appropriate period.

For 2011, we expect our underlying effective tax rate on operations to be 24.0%.

Items Impacting Prior Year Results

First quarter 2010 results included a net charge of $0.11 per share primarily related to restructuring charges and costs related to global productivity initiatives as well as the impact of the Venezuela currency devaluation.

Second quarter 2010 results included a net charge of $0.04 per share primarily related to restructuring charges and costs related to global productivity initiatives as well as costs related to the CCE transaction.

NOTES

•                  All references to growth rate percentages, share and cycling of growth rates compare the results of the period to those of the prior year comparable period.

•                  “Concentrate sales” represents the amount of concentrates, syrups, beverage bases and powders sold by, or used in finished beverages sold by, the Company to its bottling partners or other customers.

•                  “Sparkling beverages” means NARTD beverages with carbonation, including energy drinks and carbonated waters and flavored waters.

•                  “Still beverages” means nonalcoholic beverages without carbonation, including noncarbonated waters, flavored waters and enhanced waters, juices and juice drinks, teas, coffees and sports drinks.

•                  All references to volume and volume percentage changes indicate unit case volume.  All volume percentage changes are computed based on average daily sales.  “Unit case” means a unit of measurement equal to 24 eight-ounce servings of finished beverage.  “Unit case volume” means the number of unit cases (or unit case equivalents) of Company beverages directly or indirectly sold by the Company and its bottling partners to customers.

•                  Year-to-date 2011 financial results were impacted by one fewer selling day, which will be offset by the impact of one additional selling day in fourth quarter 2011 results.  Unit case volume results are not impacted by the variance in selling days due to the average daily sales computation referenced above.

•                  The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). However, management believes that certain non-GAAP financial measures provide users with additional meaningful financial information that should be considered when assessing our ongoing performance. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. Our non-GAAP financial information does not represent a comprehensive basis of accounting.

•                  Our long-term revenue and operating income growth targets are on a comparable currency neutral basis and exclude structural changes.  Our long-term volume growth target is on a comparable basis, excluding the effect of structural changes.  Our long-term EPS growth target is on a comparable basis.

CONFERENCE CALL

We are hosting a conference call with investors and analysts to discuss our second quarter and year-to-date 2011 results today at 9:30 a.m. (EDT). We invite investors to listen to the live audiocast of the conference call at our website, http://www.thecoca-colacompany.com in the “Investors” section.  A replay in downloadable MP3 format will also be available within 24 hours after the audiocast on our website.  Further, the “Investors” section of our website includes a reconciliation of non-GAAP financial measures that may be used periodically by management when discussing our financial results with investors and analysts to our results as reported under GAAP.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(UNAUDITED)

(In millions except per share data)

	Three Months Ended
	July 1, 2011	July 2, 2010	% Change
Net Operating Revenues	$12,737	$8,674	47
Cost of goods sold	4,989	2,955	69
Gross Profit	7,748	5,719	35
Selling, general and administrative expenses	4,422	2,878	54
Other operating charges	152	78	—
Operating Income	3,174	2,763	15
Interest income	121	67	81
Interest expense	84	81	4
Equity income (loss) - net	221	356	(38)
Other income (loss) - net	362	18	—
Income Before Income Taxes	3,794	3,123	21
Income taxes	990	741	34
Consolidated Net Income	2,804	2,382	18
Less: Net income attributable to noncontrolling interests	7	13	(46)
Net Income Attributable to Shareowners of The Coca-Cola Company	$2,797	$2,369	18

Diluted Net Income Per Share*	$1.20	$1.02	18
Average Shares Outstanding - Diluted*	2,330	2,325

*                 For the three months ended July 1, 2011 and July 2, 2010, “Basic Net Income Per Share” was $1.22 for 2011 and $1.03 for 2010 based on “Average Shares Outstanding - Basic” of 2,290 for 2011 and 2,306 for 2010.  Basic net income per share and diluted net income per share are calculated based on net income attributable to shareowners of The Coca-Cola Company.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(UNAUDITED)

(In millions except per share data)

	Six Months Ended
	July 1, 2011	July 2, 2010	% Change
Net Operating Revenues	$23,254	$16,199	44
Cost of goods sold	8,938	5,496	63
Gross Profit	14,316	10,703	34
Selling, general and administrative expenses	8,502	5,583	52
Other operating charges	361	174	—
Operating Income	5,453	4,946	10
Interest income	215	127	69
Interest expense	197	166	19
Equity income (loss) - net	355	492	(28)
Other income (loss) - net	479	(97)	—
Income Before Income Taxes	6,305	5,302	19
Income taxes	1,588	1,294	23
Consolidated Net Income	4,717	4,008	18
Less: Net income attributable to noncontrolling interests	20	25	(20)
Net Income Attributable to Shareowners of The Coca-Cola Company	$4,697	$3,983	18

Diluted Net Income Per Share*	$2.02	$1.71	18
Average Shares Outstanding - Diluted*	2,330	2,326

*                 For the six months ended July 1, 2011 and July 2, 2010, “Basic Net Income Per Share” was $2.05 for 2011 and $1.73 for 2010 based on “Average Shares Outstanding - Basic” of 2,291 for 2011 and 2,305 for 2010.  Basic net income per share and diluted net income per share are calculated based on net income attributable to shareowners of The Coca-Cola Company.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(UNAUDITED)

(In millions except par value)

	July 1, 2011	December 31, 2010
Assets
Current Assets
Cash and cash equivalents	$10,166	$8,517
Short-term investments	3,705	2,682
Total Cash, Cash Equivalents and Short-Term Investments	13,871	11,199
Marketable securities	146	138
Trade accounts receivable, less allowances of $54 and $48, respectively	5,630	4,430
Inventories	3,237	2,650
Prepaid expenses and other assets	3,655	3,162
Total Current Assets	26,539	21,579
Equity Method Investments	7,069	6,954
Other Investments, Principally Bottling Companies	1,387	631
Other Assets	2,701	2,121
Property, Plant and Equipment - net	14,933	14,727
Trademarks With Indefinite Lives	6,569	6,356
Bottlers’ Franchise Rights With Indefinite Lives	7,600	7,511
Goodwill	12,004	11,665
Other Intangible Assets	1,288	1,377
Total Assets	$80,090	$72,921

Liabilities and Equity
Current Liabilities
Accounts payable and accrued expenses	$8,986	$8,859
Loans and notes payable	12,326	8,100
Current maturities of long-term debt	2,486	1,276
Accrued income taxes	396	273
Total Current Liabilities	24,194	18,508
Long-Term Debt	11,373	14,041
Other Liabilities	4,393	4,794
Deferred Income Taxes	4,706	4,261
The Coca-Cola Company Shareowners’ Equity
Common stock, $0.25 par value; Authorized - 5,600 shares; Issued - 3,520 and 3,520 shares, respectively	880	880
Capital surplus	10,663	10,057
Reinvested earnings	51,816	49,278
Accumulated other comprehensive income (loss)	287	(1,450)
Treasury stock, at cost - 1,227 and 1,228 shares, respectively	(28,504)	(27,762)
Equity Attributable to Shareowners of The Coca-Cola Company	35,142	31,003
Equity Attributable to Noncontrolling Interests	282	314
Total Equity	35,424	31,317
Total Liabilities and Equity	$80,090	$72,921

THE COCA-COLA COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(UNAUDITED)

(In millions)

	Six Months Ended
	July 1, 2011	July 2, 2010

Operating Activities
Consolidated net income	$4,717	$4,008
Depreciation and amortization	957	611
Stock-based compensation expense	181	114
Deferred income taxes	178	33
Equity (income) loss - net of dividends	(26)	(246)
Foreign currency adjustments	88	67
Significant (gains) losses on sales of assets - net	(109)	(19)
Other operating charges	217	105
Other items	(389)	75
Net change in operating assets and liabilities	(2,172)	(438)
Net cash provided by operating activities	3,642	4,310

Investing Activities
Purchases of short-term investments	(3,901)	(1,395)
Proceeds from disposals of short-term investments	2,908	1,170
Acquisitions and investments	(260)	(144)
Purchases of other investments	(7)	(36)
Proceeds from disposals of bottling companies and other investments	395	31
Purchases of property, plant and equipment	(1,190)	(893)
Proceeds from disposals of property, plant and equipment	46	65
Other investing activities	(319)	(136)
Net cash provided by (used in) investing activities	(2,328)	(1,338)

Financing Activities
Issuances of debt	12,699	5,450
Payments of debt	(9,963)	(5,500)
Issuances of stock	802	204
Purchases of stock for treasury	(1,371)	(2)
Dividends	(2,143)	(2,030)
Other financing activities	6	3
Net cash provided by (used in) financing activities	30	(1,875)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	305	(383)

Cash and Cash Equivalents
Net increase (decrease) during the period	1,649	714
Balance at beginning of period	8,517	7,021
Balance at end of period	$10,166	$7,735

THE COCA-COLA COMPANY AND SUBSIDIARIES

Operating Segments

(UNAUDITED)

(In millions)

Three Months Ended

	Net Operating Revenues			Operating Income (Loss)			Income (Loss) Before Income Taxes
	July 1, 2011 (1)	July 2, 2010 (7)	% Fav. / (Unfav.)	July 1, 2011 (2), (3)	July 2, 2010 (8)	% Fav. / (Unfav.)	July 1, 2011 (2), (3), (4) (5), (6)	July 2, 2010 (8), (9)	% Fav. / (Unfav.)
Eurasia & Africa	$804	$702	15	$330	$306	8	$330	$319	3
Europe	1,639	1,486	10	973	937	4	995	953	4
Latin America	1,133	1,003	13	674	577	17	674	585	15
North America	5,504	2,280	141	738	507	46	742	508	46
Pacific	1,597	1,315	21	718	592	21	718	594	21
Bottling Investments	2,443	2,317	5	105	137	(23)	305	476	(36)
Corporate	63	33	91	(364)	(293)	(24)	30	(312)	—
Eliminations	(446)	(462)	—	—	—	—	—	—	—
Consolidated	$12,737	$8,674	47	$3,174	$2,763	15	$3,794	$3,123	21

(1)

Intersegment revenues were $56 million for Eurasia and Africa, $193 million for Europe, $69 million for Latin America, $8 million for North America, $97 million for Pacific and $23 million for Bottling Investments.

(2)

Operating income (loss) and income (loss) before income taxes were reduced by $8 million for Eurasia and Africa, $2 million for Europe, $1 million for Latin America, $66 million for North America, $23 million for Bottling Investments and $47 million for Corporate, primarily due to the Company’s ongoing productivity, integration and restructuring initiatives as well as costs associated with the merger of Embotelladoras Arca, S.A.B. de C.V. (“Arca”) and Grupo Continental S.A.B. (“Contal”).

(3)

Operating income (loss) and income (loss) before income taxes were reduced by $4 million for Pacific due to charges associated with the earthquake and tsunami that devastated northern and eastern Japan on March 11, 2011.

(4)	Income (loss) before income taxes was increased by a net $417 million for Corporate, primarily due to the gain the Company recognized as a result of the merger of Arca and Contal.

(5)	Income (loss) before income taxes was decreased by $38 million for Corporate due to the impairment of an investment in an entity accounted for under the equity method of accounting.

(6)

Income (loss) before income taxes was increased by $1 million for Corporate due to the net gain we recognized on the repurchase of certain long-term debt assumed in connection with our acquisition of CCE’s North American business.

(7)

Intersegment revenues were $49 million for Eurasia and Africa, $227 million for Europe, $57 million for Latin America, $20 million for North America, $84 million for Pacific and $25 million for Bottling Investments.

(8)

Operating income (loss) and income (loss) before income taxes were reduced by $2 million for Eurasia and Africa, $2 million for Europe, $6 million for North America, $5 million for Pacific, $11 million for Bottling Investments and $52 million for Corporate due to the Company’s ongoing productivity, integration and restructuring initiatives as well as transaction costs incurred in connection with our acquisition of CCE’s North American business and the sale of of our Norwegian and Swedish bottling operations.

(9)

Income (loss) before income taxes was reduced by $16 million for Bottling Investments, primarily attributable to the Company’s proportionate share of unusual tax charges and transaction costs recorded by equity method investees.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Operating Segments

(UNAUDITED)

(In millions)

Six Months Ended

	Net Operating Revenues			Operating Income (Loss)			Income (Loss) Before Income Taxes
	July 1, 2011 (1)	July 2, 2010 (10)	% Fav. / (Unfav.)	July 1, 2011 (2), (3), (4)	July 2, 2010 (11)	% Fav. / (Unfav.)	July 1, 2011 (2), (3), (4), (5), (6), (7), (8), (9)	July 2, 2010 (11), (12) (13), (14)	% Fav. / (Unfav.)
Eurasia & Africa	$1,460	$1,313	11	$595	$560	6	$598	$577	4
Europe	2,863	2,748	4	1,687	1,649	2	1,715	1,675	2
Latin America	2,287	1,988	15	1,390	1,179	18	1,402	1,193	18
North America	10,191	4,212	142	1,201	932	29	1,205	932	29
Pacific	2,826	2,517	12	1,161	1,072	8	1,162	1,071	8
Bottling Investments	4,350	4,294	1	113	143	(21)	434	586	(26)
Corporate	91	51	78	(694)	(589)	(18)	(211)	(732)	71
Eliminations	(814)	(924)	—	—	—	—	—	—	—
Consolidated	$23,254	$16,199	44	$5,453	$4,946	10	$6,305	$5,302	19

(1)

Intersegment revenues were $90 million for Eurasia and Africa, $345 million for Europe, $141 million for Latin America, $11 million for North America, $185 million for Pacific and $42 million for Bottling Investments.

(2)

Operating income (loss) and income (loss) before income taxes were reduced by $9 million for Eurasia and Africa, $3 million for Europe, $1 million for Latin America, $177 million for North America, $1 million for Pacific, $44 million for Bottling Investments and $74 million for Corporate, primarily due to the Company’s ongoing productivity, integration and restructuring initiatives as well as costs associated with the merger of Arca and Contal.

(3)

Operating income (loss) and income (loss) before income taxes were reduced by $19 million for North America due to the amortization of favorable supply contracts acquired in connection with our acquisition of CCE’s North American business.

(4)

Operating income (loss) and income (loss) before income taxes were reduced by $83 million for Pacific due to charges associated with the earthquake and tsunami that devastated northern and eastern Japan on March 11, 2011.

(5)

Income (loss) before income taxes was increased by $102 million for Corporate due to the gain on the sale of our investment in Coca-Cola Embonor S.A. (“Embonor”), a bottling partner with operations primarily in Chile. Prior to this transaction, the Company accounted for our investment in Embonor under the equity method of accounting.

(6)	Income (loss) before income taxes was increased by a net $417 million for Corporate, primarily due to the gain the Company recognized as a result of the merger of Arca and Contal.

(7)	Income (loss) before income taxes was decreased by $38 million for Corporate due to the impairment of an investment in an entity accounted for under the equity method of accounting.

(8)

Income (loss) before income taxes was reduced by $3 million for Corporate due to the net charge we recognized on the repurchase of certain long-term debt assumed in connection with our acquisition of CCE’s North American business.

(9)

Income (loss) before income taxes was reduced by $4 million for Bottling Investments, primarily attributable to the Company’s proportionate share of restructuring charges recorded by an equity method investee.

(10)

Intersegment revenues were $85 million for Eurasia and Africa, $455 million for Europe, $111 million for Latin America, $35 million for North America, $188 million for Pacific and $50 million for Bottling Investments.

(11)

Operating income (loss) and income (loss) before income taxes were reduced by $3 million for Eurasia and Africa, $30 million for Europe, $10 million for North America, $5 million for Pacific, $44 million for Bottling Investments and $82 million for Corporate due to the Company’s ongoing productivity, integration and restructuring initiatives as well as transaction costs incurred in connection with our acquisition of CCE’s North American business and the sale of of our Norwegian and Swedish bottling operations.

(12)

Income (loss) before income taxes was reduced by $45 million for Bottling Investments, primarily attributable to the Company’s proportionate share of unusual tax charges, asset impairments, restructuring charges and transaction costs recorded by equity method investees.

(13)

Income (loss) before income taxes was reduced by $103 million for Corporate due to the remeasurement of our Venezuelan subsidiary’s net assets. Subsequent to December 31, 2009, the Venezuelan government announced a currency devaluation, and Venezuela was determined to be a hyperinflationary economy.

(14)	Income (loss) before income taxes was reduced by $23 million for Bottling Investments and $3 million for Corporate due to other-than-temporary impairments of available-for-sale securities.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Reconciliation of GAAP and Non-GAAP Financial Measures

(UNAUDITED)

The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP” or referred to herein as “reported”). However, management believes that certain non-GAAP financial measures provide users with additional meaningful financial information that should be considered when assessing our ongoing performance. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. Our non-GAAP financial information does not represent a comprehensive basis of accounting.

ITEMS IMPACTING COMPARABILITY

The following information is provided to give qualitative and quantitative information related to items impacting comparability. Items impacting comparability are not defined terms within U.S. GAAP. Therefore, our non-GAAP financial information may not be comparable to similarly titled measures reported by other companies. We determine which items to consider as “items impacting comparability” based on how management views our business, makes financial, operating and planning decisions and evaluates the Company’s ongoing performance. Items such as structural changes (acquisitions and divestitures), charges, gains and accounting changes which are viewed by management as impacting only the current period or the comparable period, but not both, or as relating to different and unrelated underlying activities or events across comparable periods, are generally considered “items impacting comparability”. In addition, we provide the impact that changes in foreign currency exchange rates had on our financial results (“currency neutral”).

Asset Impairments and Restructuring

Asset Impairments

During the three months ended July 1, 2011, the Company recorded an impairment charge of $38 million due to the impairment of an investment in an entity accounted for under the equity method of accounting. Subsequent to the recognition of this impairment, the Company’s remaining financial exposure related to this entity is not significant. This impairment charge was recorded in other income (loss) — net.

During the six months ended July 2, 2010, the Company recorded other-than-temporary impairment charges of $26 million related to investments classified as available-for-sale securities. These impairment charges were recorded in other income (loss) — net.

Restructuring

During the three months ended July 1, 2011, and July 2, 2010, the Company recorded charges of $27 million and $19 million, respectively, related to certain restructuring activities. During the six months ended July 1, 2011, and July 2, 2010, the Company recorded charges of $61 million and $59 million, respectively, related to certain restructuring activities. These charges were recorded in the line item other operating charges and related to costs associated with the integration of our German bottling and distribution operations and other restructuring initiatives outside the scope of our productivity initiatives and the integration of Coca-Cola Enterprises Inc.’s (“CCE”) North American business. See the discussion of our productivity initiatives and CCE integration costs below.

Productivity Initiatives

During the three months ended July 1, 2011, and July 2, 2010, the Company recorded charges of $26 million and $35 million, respectively, related to our productivity initiatives. During the six months ended July 1, 2011, and July 2, 2010, the Company recorded charges of $54 million and $85 million, respectively, related to our productivity initiatives. These productivity initiatives began in 2008 and are focused on providing additional flexibility to invest for growth. These initiatives impact a number of areas and include aggressively managing operating expenses supported by lean techniques; redesigning key processes to drive standardization and effectiveness; better leveraging our size and scale; and driving savings in indirect costs. The Company has incurred total pretax expenses of $406 million related to these productivity initiatives since they commenced in the first quarter of 2008. The Company currently expects the total cost of these initiatives to be approximately $500 million and anticipates recognizing the remainder of the costs by the end of 2011. The initiatives are on track to achieve our targeted $500 million in annualized savings by the end of 2011.

Equity Investees

During the six months ended July 1, 2011, the Company recorded charges of $4 million in equity income (loss) — net. These charges primarily represent the Company’s proportionate share of restructuring charges recorded by an equity method investee.

During the three and six months ended July 2, 2010, the Company recorded charges of $16 million and $45 million, respectively, in equity income (loss) — net. These charges primarily represent the Company’s proportionate share of unusual tax charges, asset impairments, restructuring charges and transaction costs recorded by certain of our equity method investees.

CCE Transaction

During the three months ended July 1, 2011, and July 2, 2010, the Company recorded charges of $68 million and $24 million, respectively, primarily related to the integration of CCE’s North American business.

During the six months ended July 1, 2011, and July 2, 2010, the Company recorded charges of $187 million and $30 million, respectively, primarily related to the integration of CCE’s North American business and related transaction costs. These charges included $19 million related to the amortization of favorable supply contracts acquired in connection with our acquisition of CCE’s North American business. These charges also included $6 million related to transaction costs incurred in connection with our acquisition of CCE’s North American business and the sale of all our ownership interests in Coca-Cola Drikker AS (the “Norwegian bottling operation”) and Coca-Cola Drycker Sverige AB (the “Swedish bottling operation”). The Company has incurred total pretax expenses of $303 million related to this integration initiative since it commenced in the second quarter of 2010. The costs associated with this initiative were primarily related to the development and design of our future operating framework for our North America operating segment. Once fully integrated, we expect to generate operational synergies of at least $350 million per year. We anticipate that these operational synergies will be phased in over the four years following the acquisition and that we will begin to fully realize the annual benefit from these synergies in the final year. We currently expect to realize approximately $140 million to $150 million of net cost synergies in 2011.

Transaction Gains

During the three months ended July 1, 2011, the Company recognized a net gain of $417 million, primarily due to the merger of Arca and Contal, two bottling partners headquartered in Mexico, into a combined entity known as Arca Contal. Prior to this transaction, the Company held an investment in Contal that we accounted for under the equity method of accounting. The merger of the two companies was a non-cash transaction that resulted in Contal shareholders trading their existing Contal shares for new shares in Arca Contal at a specified exchange rate. Subsequent to this transaction, the Company holds an investment in Arca Contal that we account for as an available-for-sale security. The Company also recorded a $26 million charge related to costs associated with the merger of Arca and Contal during the three months ended July 1, 2011.

In addition to the gain on the exchange of our shares in Contal, the Company recognized a gain of $102 million during the six months ended July 1, 2011 as a result of the sale of our investment in Embonor, a bottling partner with operations primarily in Chile. Prior to this transaction, the Company accounted for our investment in Embonor under the equity method of accounting.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Reconciliation of GAAP and Non-GAAP Financial Measures

(UNAUDITED)

Certain Tax Matters

During the three months ended July 1, 2011, and July 2, 2010, the Company recorded a net tax charge of $16 million. These charges were related to amounts required to be recorded for changes to our uncertain tax positions, including interest and penalties.

During the six months ended July 1, 2011, and July 2, 2010, the Company recorded a net tax charge of $19 million and $15 million, respectively, related to amounts required to be recorded for changes to our uncertain tax positions, including interest and penalties. In addition, during the six months ended July 2, 2010, the Company recorded a tax charge of $14 million related to new legislation that changed the tax treatment of Medicare Part D subsidies.

Other Items

Impact of Natural Disasters in Japan

On March 11, 2011, a major earthquake struck off the coast of Japan, resulting in a tsunami that devastated the northern and eastern regions of the country. As a result of these events, the Company made a donation to the Coca-Cola Japan Reconstruction Fund which will help rebuild schools and community facilities across the impacted areas of the country. The Company recorded total charges of $4 million and $83 million related to these events during the three and six months ended July 1, 2011, respectively. These charges were primarily related to the Company’s donation and assistance provided to certain bottling partners in the affected regions.

Economic (Non-Designated) Hedges

In 2010, the Company expanded certain commodity hedging programs as a result of our acquisition of CCE’s North American business. The Company uses derivatives as economic hedges primarily to mitigate the price risk associated with the purchases of materials used in the manufacturing process and for vehicle fuel. Prior to our acquisition of CCE’s North American business, this economic hedging activity was not material. Although these derivatives were not designated and/or did not qualify for hedge accounting, they are effective economic hedges. The changes in fair values of these economic hedges are immediately recognized into earnings.

As a result of the expansion of our commodity hedging program, in the fourth quarter of 2010 we began to exclude the impact of the net mark-to-market adjustments related to these economic hedges from our non-GAAP financial information until the period in which the underlying exposure being hedged impacts our condensed consolidated statement of income. We believe this adjustment provides meaningful information related to the benefits of our economic hedging activities. During the three months ended July 1, 2011, we included net gains of $26 million in our non-GAAP financial information.  During the six months ended July 1, 2011, we excluded net gains of $10 million from our non-GAAP financial information.

Repurchases of Long-Term Debt

During the three months ended July 1, 2011, the Company recorded a net gain of $1 million related to the repurchase of long-term debt that had a carrying value of $42 million. This debt was assumed in connection with our acquisition of CCE’s North American business during the fourth quarter of 2010.

On March 4, 2011, the Company repurchased all our outstanding U.K. pound sterling notes due in 2016 and 2021. We assumed this debt in connection with our acquisition of CCE’s North American business during the fourth quarter of 2010. The repurchased debt had a carrying value of $674 million on March 4, 2011, which included approximately $105 million in unamortized fair value adjustments recorded as part of our purchase accounting. During the six months ended July 1, 2011, the Company recorded a net charge of $3 million in interest expense due to the premiums paid to repurchase the long-term debt, partially offset by the write-off of fair value adjustments we recorded when we originally assumed the debt.

Hyperinflationary Economies

During the three months ended April 2, 2010, the Company recorded a charge of $103 million in other income (loss) — net related to the remeasurement of our Venezuelan subsidiary’s net assets. Subsequent to December 31, 2009, the Venezuelan government announced a currency devaluation, and Venezuela was determined to be a hyperinflationary economy. As a result of Venezuela being a hyperinflationary economy, our local subsidiary was required to use the U.S. dollar as its functional currency, and the remeasurement gains and losses were recognized in our condensed consolidated statement of income.

Currency Neutral

Management evaluates the operating performance of our Company and our international subsidiaries on a currency neutral basis. We determine our currency neutral operating results by recalculating what our current period U.S. dollar operating results would have been assuming foreign currency exchange rates were equal to the comparable period of the prior year, including the impact of the Company’s hedging activities during the comparable period of the prior year.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Reconciliation of GAAP and Non-GAAP Financial Measures

(UNAUDITED)

(In millions except per share data)

	Three Months Ended July 1, 2011
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$12,737	$4,989	$7,748	60.8%	$4,422	$152	$3,174	24.9%
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—		—	(27)	27
Productivity Initiatives	—	—	—		—	(26)	26
Equity Investees	—	—	—		—	—	—
CCE Transaction	—	—	—		—	(68)	68
Transaction Gains	—	—	—		—	(26)	26
Certain Tax Matters	—	—	—		—	—	—
Other Items	(8)	(21)	13		(12)	(5)	30
After Considering Items (Non-GAAP)	$12,729	$4,968	$7,761	61.0%	$4,410	$—	$3,351	26.3%

	Three Months Ended July 2, 2010
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$8,674	$2,955	$5,719	65.9%	$2,878	$78	$2,763	31.9%
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—		—	(19)	19
Productivity Initiatives	—	—	—		—	(35)	35
Equity Investees	—	—	—		—	—	—
CCE Transaction	—	—	—		—	(24)	24
Certain Tax Matters	—	—	—		—	—	—
After Considering Items (Non-GAAP)	$8,674	$2,955	$5,719	65.9%	$2,878	$—	$2,841	32.8%

Currency Neutral:

	Net operating revenues	Cost of goods sold	Gross profit		Selling, general and administrative expenses	Other operating charges	Operating income

% Change - Reported (GAAP)	47	69	35		54	—	15
% Currency Impact	6	6	6		6	—	6
% Change - Currency Neutral Reported	41	63	29		48	—	9

% Change - After Considering Items (Non-GAAP)	47	68	36		53	—	18
% Currency Impact After Considering Items (Non-GAAP)	6	6	6		6	—	6
% Change - Currency Neutral After Considering Items (Non-GAAP)	41	62	30		47	—	12

Note: Certain columns may not add due to rounding.

Reported currency neutral operating expense leverage for the three months ended July 1, 2011 is negative 20 percentage points, which is calculated by subtracting reported currency neutral gross profit growth of 29% from reported currency neutral operating income growth of 9%.  Currency neutral operating expense leverage after considering items impacting comparability for the three months ended July 1, 2011 is negative 18 percentage points, which is calculated by subtracting currency neutral gross profit growth after considering items impacting comparability of 30% from currency neutral operating income growth after considering items impacting comparability of 12%.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Reconciliation of GAAP and Non-GAAP Financial Measures

(UNAUDITED)

(In millions except per share data)

	Three Months Ended July 1, 2011
	Interest expense	Equity income (loss) - net	Other income (loss) - net	Income before income taxes	Income taxes	Effective tax rate	Net income attributable to shareowners of The Coca-Cola Company	Diluted net income per share (1)
Reported (GAAP)	$84	$221	$362	$3,794	$990	26.1%	$2,797	$1.20
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	38	65	15		50	0.02
Productivity Initiatives	—	—	—	26	9		17	0.01
Equity Investees	—	—	—	—	—		—	—
CCE Transaction	—	—	—	68	25		43	0.02
Transaction Gains	—	—	(417)	(391)	(172)		(219)	(0.09)
Certain Tax Matters	—	—	—	—	(16)		16	0.01
Other Items	1	—	—	29	11		18	0.01
After Considering Items (Non-GAAP)	$85	$221	$(17)	$3,591	$862	24.0%	$2,722	$1.17

	Three Months Ended July 2, 2010
	Interest expense	Equity income (loss) - net	Other income (loss) - net	Income before income taxes	Income taxes	Effective tax rate	Net income attributable to shareowners of The Coca-Cola Company	Diluted net income per share (2)
Reported (GAAP)	$81	$356	$18	$3,123	$741	23.7%	$2,369	$1.02
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—	19	2		17	0.01
Productivity Initiatives	—	—	—	35	13		22	0.01
Equity Investees	—	16	—	16	2		14	0.01
CCE Transaction	—	—	—	24	5		19	0.01
Certain Tax Matters	—	—	—	—	(16)		16	0.01
After Considering Items (Non-GAAP)	$81	$372	$18	$3,217	$747	23.2%	$2,457	$1.06

	Interest expense	Equity income (loss) - net	Other income (loss) - net	Income before income taxes	Income taxes		Net income attributable to shareowners of The Coca-Cola Company	Diluted net income per share
% Change - Reported (GAAP)	4	(38)	—	21	34		18	18
% Change - After Considering Items (Non-GAAP)	5	(41)	—	12	15		11	10

Note:  Certain columns may not add due to rounding.

(1) 2,330 million average shares outstanding - diluted

(2) 2,325 million average shares outstanding - diluted

THE COCA-COLA COMPANY AND SUBSIDIARIES

Reconciliation of GAAP and Non-GAAP Financial Measures

(UNAUDITED)

(In millions except per share data)

	Six Months Ended July 1, 2011
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$23,254	$8,938	$14,316	61.6%	$8,502	$361	$5,453	23.4%
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—		—	(61)	61
Productivity Initiatives	—	—	—		—	(54)	54
Equity Investees	—	—	—		—	—	—
CCE Transaction	—	(19)	19		—	(168)	187
Transaction Gains	—	—	—		—	(26)	26
Certain Tax Matters	—	—	—		—	—	—
Other Items	20	5	15		(6)	(52)	73
After Considering Items (Non-GAAP)	$23,274	$8,924	$14,350	61.7%	$8,496	$—	$5,854	25.2%

	Six Months Ended July 2, 2010
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$16,199	$5,496	$10,703	66.1%	$5,583	$174	$4,946	30.5%
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—		—	(59)	59
Productivity Initiatives	—	—	—		—	(85)	85
Equity Investees	—	—	—		—	—	—
CCE Transaction	—	—	—		—	(30)	30
Certain Tax Matters	—	—	—		—	—	—
Other Items	—	—	—		—	—	—
After Considering Items (Non-GAAP)	$16,199	$5,496	$10,703	66.1%	$5,583	$—	$5,120	31.6%

Currency Neutral:

	Net operating revenues	Cost of goods sold	Gross profit		Selling, general and administrative expenses	Other operating charges	Operating income
% Change - Reported (GAAP)	44	63	34		52	—	10
% Currency Impact	4	5	4		4	—	5
% Change - Currency Neutral Reported	39	58	29		48	—	6

% Change - After Considering Items (Non-GAAP)	44	62	34		52	—	14
% Currency Impact After Considering Items (Non-GAAP)	4	5	4		4	—	4
% Change - Currency Neutral After Considering Items (Non-GAAP)	39	58	30		48	—	10

Note:  Certain columns may not add due to rounding.

Reported currency neutral operating expense leverage for the six months ended July 1, 2011 is negative 23 percentage points, which is calculated by subtracting reported currency neutral gross profit growth of 29% from reported currency neutral operating income growth of 6%.  Currency neutral operating expense leverage after considering items impacting comparability for the six months ended July 1, 2011 is negative 20 percentage points, which is calculated by subtracting currency neutral gross profit growth after considering items impacting comparability of 30% from currency neutral operating income growth after considering items impacting comparability of 10%.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Reconciliation of GAAP and Non-GAAP Financial Measures

(UNAUDITED)

(In millions except per share data)

	Six Months Ended July 1, 2011
	Interest expense	Equity income (loss) - net	Other income (loss) - net	Income before income taxes	Income taxes	Effective tax rate	Net income attributable to shareowners of The Coca-Cola Company	Diluted net income per share (1)
Reported (GAAP)	$197	$355	$479	$6,305	$1,588	25.2%	$4,697	$2.02
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	38	99	20		79	0.03
Productivity Initiatives	—	—	—	54	18		36	0.02
Equity Investees	—	4	—	4	1		3	—
CCE Transaction	—	—	—	187	70		117	0.05
Transaction Gains	—	—	(519)	(493)	(208)		(285)	(0.12)
Certain Tax Matters	—	—	—	—	(19)		19	0.01
Other Items	(3)	—	—	76	26		50	0.02
After Considering Items (Non-GAAP)	$194	$359	$(2)	$6,232	$1,496	24.0%	$4,716	$2.02

	Six Months Ended July 2, 2010
	Interest expense	Equity income (loss) - net	Other income (loss) - net	Income before income taxes	Income taxes	Effective tax rate	Net income attributable to shareowners of The Coca-Cola Company	Diluted net income per share (2)
Reported (GAAP)	$166	$492	$(97)	$5,302	$1,294	24.4%	$3,983	$1.71
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	26	85	4		81	0.03
Productivity Initiatives	—	—	—	85	29		56	0.02
Equity Investees	—	45	—	45	6		39	0.02
CCE Transaction	—	—	—	30	7		23	0.01
Certain Tax Matters	—	—	—	—	(29)		29	0.01
Other Items	—	—	103	103	—		103	0.04
After Considering Items (Non-GAAP)	$166	$537	$32	$5,650	$1,311	23.2%	$4,314	$1.85

	Interest expense	Equity income (loss) - net	Other income (loss) - net	Income before income taxes	Income taxes		Net income attributable to shareowners of The Coca-Cola Company	Diluted net income per share
% Change - Reported (GAAP)	19	(28)	—	19	23		18	18
% Change - After Considering Items (Non-GAAP)	17	(33)	—	10	14		9	9

Note: Certain columns may not add due to rounding.

(1) 2,330 million average shares outstanding - diluted

(2) 2,326 million average shares outstanding - diluted

THE COCA-COLA COMPANY AND SUBSIDIARIES

Reconciliation of GAAP and Non-GAAP Financial Measures

(UNAUDITED)

(In millions)

Operating Income (Loss) by Segment:

	Three Months Ended July 1, 2011
	Eurasia & Africa	Europe	Latin America	North America	Pacific	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$330	$973	$674	$738	$718	$105	$(364)	$3,174
Items Impacting Comparability:
Asset Impairments/Restructuring	4	—	—	—	—	23	—	27
Productivity Initiatives	4	2	1	—	—	—	19	26
CCE Transaction	—	—	—	66	—	—	2	68
Transaction Gains	—	—	—	—	—	—	26	26
Other Items	—	—	—	31	4	(1)	(4)	30
After Considering Items (Non-GAAP)	$338	$975	$675	$835	$722	$127	$(321)	$3,351

	Three Months Ended July 2, 2010
	Eurasia & Africa	Europe	Latin America	North America	Pacific	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$306	$937	$577	$507	$592	$137	$(293)	$2,763
Items Impacting Comparability:
Asset Impairments/Restructuring	1	—	—	6	—	11	1	19
Productivity Initiatives	1	2	—	—	5	—	27	35
CCE Transaction	—	—	—	—	—	—	24	24
After Considering Items (Non-GAAP)	$308	$939	$577	$513	$597	$148	$(241)	$2,841

Currency Neutral Operating Income (Loss) by Segment:

	Eurasia & Africa	Europe	Latin America	North America	Pacific	Bottling Investments	Corporate	Consolidated
% Change - Reported (GAAP)	8	4	17	46	21	(23)	(24)	15
% Currency Impact	0	5	9	1	11	6	0	6
% Change - Currency Neutral Reported	8	(1)	8	45	10	(29)	(25)	9

% Change - After Considering Items (Non-GAAP)	10	4	17	63	21	(14)	(33)	18
% Currency Impact After Considering Items (Non-GAAP)	0	5	9	1	11	7	(1)	6
% Change - Currency Neutral After Considering Items (Non-GAAP)	10	(1)	8	62	10	(21)	(33)	12

Note:  Certain columns may not add due to rounding.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Reconciliation of GAAP and Non-GAAP Financial Measures

(UNAUDITED)

(In millions)

Operating Income (Loss) by Segment:

	Six Months Ended July 1, 2011
	Eurasia & Africa	Europe	Latin America	North America	Pacific	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$595	$1,687	$1,390	$1,201	$1,161	$113	$(694)	$5,453
Items Impacting Comparability:
Asset Impairments/Restructuring	5	—	—	11	—	44	1	61
Productivity Initiatives	4	3	1	—	1	—	45	54
CCE Transaction	—	—	—	185	—	—	2	187
Transaction Gains	—	—	—	—	—	—	26	26
Other Items	—	—	—	(6)	83	2	(6)	73
After Considering Items (Non-GAAP)	$604	$1,690	$1,391	$1,391	$1,245	$159	$(626)	$5,854

	Six Months Ended July 2, 2010
	Eurasia & Africa	Europe	Latin America	North America	Pacific	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$560	$1,649	$1,179	$932	$1,072	$143	$(589)	$4,946
Items Impacting Comparability:
Asset Impairments/Restructuring	1	—	—	9	—	44	5	59
Productivity Initiatives	2	30	—	1	5	—	47	85
CCE Transaction	—	—	—	—	—	—	30	30
After Considering Items (Non-GAAP)	$563	$1,679	$1,179	$942	$1,077	$187	$(507)	$5,120

Currency Neutral Operating Income (Loss) by Segment:

	Eurasia & Africa	Europe	Latin America	North America	Pacific	Bottling Investments	Corporate	Consolidated
% Change - Reported (GAAP)	6	2	18	29	8	(21)	(18)	10
% Currency Impact	0	2	8	1	9	8	0	5
% Change - Currency Neutral Reported	6	1	10	28	(1)	(29)	(18)	6

% Change - After Considering Items (Non-GAAP)	7	1	18	48	16	(15)	(23)	14
% Currency Impact After Considering Items (Non-GAAP)	0	2	8	1	10	7	0	4
% Change - Currency Neutral After Considering Items (Non-GAAP)	7	(1)	10	47	6	(22)	(23)	10

Note:  Certain columns may not add due to rounding.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Reconciliation of GAAP and Non-GAAP Financial Measures

(UNAUDITED)

(In millions)

Bottling Investments Segment Information:

	Three Months Ended July 1, 2011
	Net operating revenues	Selling, general and administrative expenses	Operating income
Reported (GAAP)	$2,443	$698	$105
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	23
Other Items	—	—	(1)
After Considering Items (Non-GAAP)	$2,443	$698	$127

	Three Months Ended July 2, 2010
	Net operating revenues	Selling, general and administrative expenses	Operating income
Reported (GAAP)	$2,317	$683	$137
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	11
Other Items	—	—	—
After Considering Items (Non-GAAP)	$2,317	$683	$148

Currency Neutral and Structural for Bottling Investments:

	Net operating revenues	Selling, general and administrative expenses	Operating income

% Change - Reported (GAAP)	5	2	(23)
% Currency Impact	7	8	6
% Change - Currency Neutral Reported	(2)	(6)	(29)
% Change - Structural Impact	(11)	(11)	(18)
% Change - Currency Neutral Reported and Adjusted for Structural Items	8	5	(11)

% Change - After Considering Items (Non-GAAP)	5	2	(14)
% Currency Impact After Considering Items (Non-GAAP)	7	8	7
% Change - Currency Neutral After Considering Items (Non-GAAP)	(2)	(6)	(21)
% Structural Impact After Considering Items (Non-GAAP)	(11)	(11)	(19)
% Change - Currency Neutral After Considering Items and Adjusted for Structural Items (Non-GAAP)	8	5	(2)

Note:  Certain columns may not add due to rounding.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Reconciliation of GAAP and Non-GAAP Financial Measures

(UNAUDITED)

(In millions)

Bottling Investments Segment Information:

	Six Months Ended July 1, 2011
	Net operating revenues	Selling, general and administrative expenses	Operating income
Reported (GAAP)	$4,350	$1,322	$113
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	44
Other Items	—	—	2
After Considering Items (Non-GAAP)	$4,350	$1,322	$159

	Six Months Ended July 2, 2010
	Net operating revenues	Selling, general and administrative expenses	Operating income
Reported (GAAP)	$4,294	$1,336	$143
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	44
Other Items	—	—	—
After Considering Items (Non-GAAP)	$4,294	$1,336	$187

Currency Neutral and Structural for Bottling Investments:

	Net operating revenues	Selling, general and administrative expenses	Operating income
% Change - Reported (GAAP)	1	(1)	(21)
% Currency Impact	5	5	8
% Change - Currency Neutral Reported	(4)	(6)	(29)
% Change - Structural Impact	(11)	(11)	(25)
% Change - Currency Neutral Reported and Adjusted for Structural Items	6	5	(4)

% Change - After Considering Items (Non-GAAP)	1	(1)	(15)
% Currency Impact After Considering Items (Non-GAAP)	5	5	7
% Change - Currency Neutral After Considering Items (Non-GAAP)	(4)	(6)	(22)
% Structural Impact After Considering Items (Non-GAAP)	(11)	(11)	(20)
% Change - Currency Neutral After Considering Items and Adjusted for Structural Items (Non-GAAP)	6	5	(2)

Note:  Certain columns may not add due to rounding.

Consolidated Cash from Operations:

	Six Months Ended July 1, 2011	Six Months Ended July 2, 2010
	Net Cash Provided by Operating Activities	Net Cash Provided by Operating Activities
Reported (GAAP)	$3,642	$4,310
Items Impacting Comparability:
Cash Payments Related to Pension Plan Contributions	769	—
After Considering Items (Non-GAAP)	$4,411	$4,310

Net Cash Provided by Operating Activities
% Change - Reported (GAAP)	(15)
% Change - After Considering Items (Non-GAAP)	2

About The Coca-Cola Company

The Coca-Cola Company is the world’s largest beverage company, refreshing consumers with more than 500 sparkling and still brands. Led by Coca-Cola, the world’s most valuable brand, the Company’s portfolio features 15 billion dollar brands including Diet Coke, Fanta, Sprite, Coca-Cola Zero, vitaminwater, Powerade, Minute Maid, Simply and Georgia. Globally, we are the No. 1 provider of sparkling beverages, juices and juice drinks and ready-to-drink teas and coffees. Through the world’s largest beverage distribution system, consumers in more than 200 countries enjoy the Company’s beverages at a rate of 1.7 billion servings a day. With an enduring commitment to building sustainable communities, our Company is focused on initiatives that reduce our environmental footprint, support active, healthy living, create a safe, inclusive work environment for our associates, and enhance the economic development of the communities where we operate. For more information about our Company, please visit our website at www.thecoca-colacompany.com.

Forward-Looking Statements

This press release may contain statements, estimates or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from The Coca-Cola Company’s historical experience and our present expectations or projections. These risks include, but are not limited to, obesity and other health concerns; scarcity and quality of water; changes in the nonalcoholic beverages business environment, including changes in consumer preferences based on health and nutrition considerations and obesity concerns, shifting consumer tastes and needs, changes in lifestyles and competitive product and pricing pressures; risks related to the assets acquired and liabilities assumed in the acquisition, as well as the integration, of Coca-Cola Enterprises Inc.’s North American business; continuing uncertainty in the credit and equity market conditions; increased competition; our ability to expand our operations in developing and emerging markets; foreign currency exchange rate fluctuations; increases in interest rates; our ability to maintain good relationships with our bottling partners; the financial condition of our bottling partners; increases in income tax rates or changes in income tax laws; increases in indirect taxes or new indirect taxes; our ability and the ability of our bottling partners to maintain good labor relations, including the ability to renew collective bargaining agreements on satisfactory terms and avoid strikes, work stoppages or labor unrest; increase in the cost, disruption of supply or shortage of energy; increase in cost, disruption of supply or shortage of ingredients or packaging materials; changes in laws and regulations relating to beverage containers and packaging, including container deposit, recycling, eco-tax and/or product stewardship laws or regulations; adoption of significant additional labeling or warning requirements; unfavorable general economic conditions in the United States or other major markets; unfavorable economic and political conditions in international markets, including civil unrest and product boycotts; litigation uncertainties; adverse weather conditions; our ability to maintain brand image and corporate reputation as well as other product issues such as product recalls; changes in, or our failure to comply with, laws and regulations applicable to our products or our business operations; changes in accounting standards and taxation requirements; our ability to achieve overall long-term goals; our ability to protect our information technology infrastructure; additional impairment charges; our ability to successfully manage Company-owned or controlled bottling operations; the impact of climate change on our business; global or regional catastrophic events; and other risks discussed in our Company’s filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K, which filings are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Coca-Cola Company undertakes no obligation to publicly update or revise any forward-looking statements.

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